Fund Accounting Fee Schedule
                                       For
                             OneAmerica Funds, Inc.
                               (December 6, 2002)

Domestic Accounting Services

4 basis points, per annum, on the first $1 Billion of assets of the portfolios

3    basis points on the excess

Minimum Fee:

There is an annual minimum fee of $30,000.00 per Fund* (* The minimum Fund Accounting charge will be prorated monthly. The minimum applies against the total asset fees generated from all four portfolios)

Multiple Class Charges

$300.00 per month, for each additional class above one.

Out of Pocket Expenses

The Out of Pocket Expenses can include, but are not limited to, expenses for obtaining prices from information vendors will be in addition to the stated fees.

Billing Cycle -

The above fee will be billed on a monthly basis.

Portfolios

OneAmerica Asset Director Portfolio
OneAmerica Money Market Portfolio
OneAmerica Investment Grade Bond Portfolio
OneAmerica Value Portfolio


OneAmerica Funds, Inc.                            The Bank of New York

Accepted by: ____________________                 Accepted by: _________________

      Title: ____________________                       Title: _________________

       Date: ____________________                        Date:__________________